Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

BranchOut Food Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share issuable under BranchOut Food Inc. 2022 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	600,000	(2)	$3.25	(3)	$1,950,000	0.0001102	$214.89
Fees Previously Paid	—	—	—	—		—		—	—	—
		Total Offering Amounts		600,000				$1,950,000		$214.89
		Total Fee Offsets								—
		Net Fee Due								$214.89

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.001 per share (the “Common Stock”), of Branchout Food Inc. (the “Company”) which become issuable under the BranchOut Food Inc. 2022 Equity Incentive Plan (the “Plan”), as applicable, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Company.

(2)	Represents the number of shares of Common Stock reserved for issuance pursuant to the Plan. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall cover an indeterminate number of shares of Common Stock to be offered or sold pursuant to the Plan.

(3)	Pursuant to Rule 457(c) of the Securities Act, and solely for the purposes of calculating the registration fee, the proposed maximum price is based on the average of the high and low prices of the Common Stock of the Company as reported on The Nasdaq Capital market on July 6, 2023.